Exhibit 99.2

DGSE Companies, Inc. Announces Letter of Intent

for Accretive Acquisition of Pawn Businesses

DALLAS – July 6, 2017 - DGSE Companies, Inc. (NYSE MKT:DGSE) (“DGSE” or the “Company”), a leading wholesaler and retailer of jewelry, diamonds, fine watches, and precious metal bullion and rare coin products, today announced that it has entered into a non-binding Letter of Intent to acquire the equity interests in National Pawn, Inc. (“National”) and its related affiliates. No definitive agreement has been reached, and there can be no assurance that a definitive agreement will be reached. DGSE’s Board of Directors’ approval is required in order to enter into such definitive agreement.

If a definitive agreement is reached, this acquisition would be expected to close in the 3rd quarter of 2017. DGSE expects the acquisition to bring promising revenue and earnings accretion to shareholders going forward.

National and its affiliates have a 27-store footprint, including stores in Arizona, North Carolina, Oklahoma and Texas. National is based in Austin, Texas. It was founded in 1993 by its current CEO, Courtland (Corky) L. Logue, Jr. (“Logue”). Logue has a long history in founding and operating pawnshops, including EZPAWN and EZCORP (NASDAQ: EZPW).

“We continue to explore new opportunities and agreements with potential partners who are excited about being a part of DGSE’s future. We believe this positions DGSE to generate an attractive, total shareholder return over the long term,” stated John Loftus, DGSE’s President, Chairman and Chief Executive Officer.

Elemetal Recycling Update.

As announced on April 19, 2017, DGSE has also entered into a non-binding Letter of Intent to acquire certain tangible personal-property assets of Elemetal Recycling, LLC from Elemetal, LLC. This transaction is progressing well, with DGSE working to complete requisite due diligence, financing and a definitive agreement.

Profits and Retail-Operations Update.

DGSE expects to post a profit in the second quarter of 2017 and show continued operational improvement, though there is still much to be done to build the business to its full potential and maximize shareholder value. DGSE anticipates getting smarter with each customer interaction, educating its sales staff on customers’ preferred products.

DGSE anticipates divesting its wholesale division Fairchild International and associated website, wwwfairchildwatches.com, in the near term. The Company seeks to streamline its operations, focusing its fine-watch marketing and business in the retail sector. This retail concentration also provides an opportunity to earn the loyalty of more customers, strengthen our market position, and contribute to a winning strategy for our business going forward.

DGSE wholesales and retails jewelry, diamonds, fine watches, and precious metal bullion and rare coin products through its Charleston Gold & Diamond Exchange and Dallas Gold & Silver Exchange operations. In addition to its retail facilities in South Carolina and Texas, the Company operates websites which can be accessed at www.dgse.com and www.cgdeinc.com. The Company is headquartered in Dallas, Texas, and its common stock trades on the NYSE MKT exchange under the symbol “DGSE.”

This press release includes statements that may constitute “forward-looking” statements, including statements regarding the potential acquisitions of National and Elemetal Recycling, and entering into definitive agreements regarding the potential acquisitions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, negotiations regarding a definitive agreement, market conditions, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release except as required by law.

Contacts

DGSE Companies,Inc.

Bret Pedersen, 972-587-4024

bpedersen@dgse.com